BE Aerospace, Inc.
Amin J. Khoury
Chairman of the Board

                        , 2003

Dear Holder of Old Notes:

        BE Aerospace, Inc. (the "Company") is offering to exchange (the "Exchange Offer"), upon the terms and conditions set forth in the enclosed Prospectus dated                         , 2003 (the "Prospectus") and Letter of Transmittal and instructions thereto (the "Letter of Transmittal"), its 8 1/2% Series B Senior Notes due 2010 (the "New Notes") for all of its outstanding 8 1/2% Senior Notes due 2010 (the "Old Notes" and, together with the New Notes, the "Notes").

        The form and terms of the New Notes are identical in all material respects to the form and terms of the Old Notes, except that the New Notes have been registered under the Securities Act of 1933, as amended. The New Notes will be obligations of the Company entitled to the benefits of the Indenture (as defined in the Prospectus) relating to the Notes. Following the completion of the Exchange Offer, none of the Notes will be entitled to the benefits of the Registration Rights Agreement (as defined in the Prospectus) relating to contingent increases in the interest rates borne by the Notes.

        The Letter of Transmittal is being circulated to holders of Old Notes with the Prospectus. Holders may use such form to effect valid tenders of Old Notes.

        Please read carefully the Prospectus, the Letter of Transmittal and the other enclosed materials relating to the Exchange Offer. If you require assistance, you should consult your financial, tax or other professional advisors. Holders of Old Notes who wish to participate in the Exchange Offer are asked to respond promptly by completing and returning the Letter of Transmittal, and all other required documentation, to The Bank of New York, the Exchange Agent for the Exchange Offer, as instructed in the Letter of Transmittal. The Exchange Offer will expire at 5:00 p.m., New York City time, on                        , 2003 unless extended. If you have any questions regarding the terms of the Exchange Offer, please call the Exchange Agent at (212) 815-5076.

Amin J. Khoury Chairman of the Board